Exhibit 99.13

LIMITED GUARANTY

THIS LIMITED GUARANTY (this “Guaranty”) is made as of February 9, 2007, by each of Kingdom Hotels International, a Cayman Islands company (“Kingdom”), and Cascade Investment, L.L.C., a Washington limited liability company (“Cascade”), in favor of Four Seasons Hotels Inc., a corporation incorporated under the laws of the Province of Ontario (the “Company”). Each of Kingdom and Cascade shall be referred to herein individually as a “Guarantor,” and, together, as the “Guarantors.” With respect to each Guarantor, the other Guarantor hereunder shall be referred to as the “Other Guarantor.”

For value received, and to induce the Company to enter into the Acquisition Agreement, of even date herewith, between the Company and FS Acquisition Corp. (the “Purchaser”) (together with any subsequent modification or supplement thereto, the “Acquisition Agreement”), each of the Guarantors, severally and not jointly, hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the prompt and complete payment when due of the payment obligations of Purchaser (if any), or any of its successors or assigns, that arises under or in connection with Section 7.3(3) of the Acquisition Agreement from time to time (the “Obligations”) less the amount of any Obligations that the Company actually has recovered from the Purchaser, up to an aggregate amount as follows: (i) with respect to Kingdom, US$50,000,000 (such amount, the “Kingdom Cap”) and (ii) with respect to Cascade, US$50,000,000 (such amount, the “Cascade Cap”).

This Guaranty is an absolute, unconditional, irrevocable and continuing guarantee of the full and punctual payment of the Obligations, with respect to Kingdom up to the Kingdom Cap, and with respect to Cascade up to the Cascade Cap, and not of their collectibility only, and is in no way conditioned upon any requirement that the Company first attempt to collect the Obligations from Purchaser or the Other Guarantor or resort to any security or other means of collecting payment. Should Purchaser not have made the payment of any Obligations which may be due and owing under the Acquisition Agreement and the Acquisition Agreement shall have been terminated, the Guarantors’ obligations hereunder, with respect to Kingdom up to the Kingdom Cap, and with respect to Cascade up to the Cascade Cap, shall become immediately due and payable to the Company. The failure by one or more Guarantors to satisfy its obligations hereunder shall not relieve the Other Guarantor of its obligations hereunder.

Each Guarantor hereby waives promptness, diligence, notice of acceptance of this Guaranty and notice of the Obligations, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Obligations, notice of acceleration or intent to accelerate the Obligations, and any other notice to such Guarantor, and the Company is not obligated to file any suit or take any action, or provide any notice to, Purchaser, the Guarantors, or others, except as expressly provided in the Acquisition Agreement or in this Guaranty. Without limiting the generality of the foregoing, each Guarantor agrees that the obligation of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Purchaser or the Other Guarantor or any other person or entity with respect to the Obligations; (ii) any extensions or renewals of the Obligations; (iii) any rescissions, waivers, supplements or modifications of the Acquisition Agreement; (iv) the adequacy of any means available to the Company to claim payment of the Obligations; (v) the existence of any claim, set-off or other right which the Guarantors may have at any time against the Purchaser, the Other Guarantor or the Company; (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser, the Other Guarantor or the Company or any other person or entity; (vii) any change in the corporate existence, structure or ownership of Purchaser, the Other Guarantor or the Company or any other person or entity; (viii) any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company or (ix) any other act or omission that might in any way or to any extent vary the risk of a Guarantor or otherwise operate as a release or discharge or suretyship defense of a Guarantor, all of which actions or omissions may be done without notice to the Guarantors. However, each Guarantor reserves the right to assert defenses that Purchaser may have to payment of the Obligations arising under the Acquisition Agreement, it being understood and agreed that all references to defenses arising under the Acquisition Agreement shall exclude such defenses as those arising from the bankruptcy, insolvency or similar rights of Purchaser, or defenses related to Purchaser’s capacity or ability to enter into or perform its obligations under the Acquisition Agreement, or defenses related to the enforceability of the Acquisition Agreement against Purchaser.

If Purchaser has not made payment of any Obligations which may be due and owing, and the Acquisition Agreement has been terminated, the Guarantors shall make such payment or otherwise cause such payment, with respect to Kingdom up to the Kingdom Cap, and with respect to Cascade up to the Cascade Cap, to be made within ten (10) business days after the receipt by the Guarantors of written notice from the Company that such payment is due and owing under the Acquisition Agreement (to the extent not previously paid under the Acquisition Agreement). A payment demand shall be in writing and shall reasonably and briefly specify what amount Purchaser has failed to pay, with a specific statement that the Company is calling upon the Guarantors to pay under this Guaranty. No such notice, demand or explanation shall be required as against a Guarantor which shall at the time that any Obligations are due and owing under the Acquisition Agreement be subject to bankruptcy or insolvency proceedings, and all of the obligations of such Guarantor hereunder shall be immediately and automatically due and payable without notice or demand of any kind at such time as any Obligations are due and owing under the Acquisition Agreement.

The obligation of each Guarantor hereunder is limited to its guarantee of the Obligations (if any) under the Acquisition Agreement and shall in no way require the payment by a Guarantor of an amount in excess of the Kingdom Cap (with respect to Kingdom), and the Cascade Cap (with respect to Cascade), as provided above in the second paragraph of this Guaranty. All sums payable by the Guarantors hereunder shall be made in immediately available funds. The Company acknowledges that payment by the Guarantors of the amounts contemplated hereby shall constitute satisfaction in full of each Guarantor’s liability with respect to the Obligations. Upon payment of the Obligations owing to the Company, each Guarantor shall be subrogated to the rights of the Company against Purchaser in respect of such payment. However, no Guarantor may exercise any right of subrogation as to Purchaser until the Obligations have been satisfied in full or seek any recovery from the Other Guarantor in respect of payments made hereunder until the Obligations have been satisfied in full or have been paid up to the Kingdom Cap and the Cascade Cap.

The Company’s remedies against the undersigned hereunder shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Guarantors and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate (other than Purchaser or the Other Guarantor) of the Guarantors or their members or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate (other than Purchaser or the Other Guarantor) of any of the foregoing (collectively, the “Non-Recourse Parties”) in respect of any liabilities or obligations arising under, or in connection with, the Acquisition Agreement, the Equity Funding Letter (as defined in the Acquisition Agreement), the Voting Agreement or the transactions contemplated thereby, including in the event Purchaser breaches its obligations under the Acquisition Agreement or in the event Guarantor breaches a representation or warranty hereunder. The obligations of the Guarantors hereunder shall bind any successor and any transferee of any material part of the assets of such Guarantor, but shall not be assignable or delegable except with the prior written consent of the other parties, and the original Guarantor shall in all events remain liable notwithstanding any merger, consolidation or transfer of assets.

The Company covenants and agrees that it shall not institute, directly or indirectly, and shall cause its subsidiaries and affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Acquisition Agreement, the Equity Funding Letter, the Voting Agreement or the transactions contemplated thereby against the Guarantors or any Non-Recourse Party, except for claims against the Guarantors under this Guaranty (subject to the limitations described herein). The Company acknowledges that the sole asset of the Purchaser is US$1,000.00, and that no additional funds are expected to be contributed to the Purchaser unless and until the Effective Time occurs. By its acceptance of the benefits of this Limited Guaranty, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, any Guarantor or any other Non-Recourse Party, through the Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Purchaser against any Guarantor or other Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or regulation or otherwise, in each case in respect of any liabilities or obligations arising under, or in connection with, the Acquisition Agreement, the Equity Funding Letter, the Voting Agreement or the transactions contemplated thereby, except for the Company’s rights to recover from the Guarantors (but not any Non-Recourse Party) under and to the extent provided in this Guaranty and subject to the limitations described herein.

This Guaranty shall terminate and be of no further force and effect and the Company may not attempt to enforce any rights hereunder upon and after the earliest to occur of (i) the occurrence of the Effective Time (as such term is defined in the Acquisition Agreement) and payment of all obligations due by Purchaser under the Acquisition Agreement at such time; (ii) termination of the Acquisition Agreement pursuant to Section 8.2 thereof under circumstances that do not give rise to any payment obligation of the Purchaser pursuant to Section 7.3(3) thereof; provided, however, that this Guaranty shall not terminate under this clause (ii) if the Company, acting reasonably, is contesting or disputing such termination of the Acquisition Agreement in writing (or has asserted in writing its intention to do so) and/or has made or has asserted in writing its intention to make a claim against the Purchaser and/or one or both of the Guarantors that would give rise to a claim against the Guarantors under this Guaranty; (iii) 365 days after any other termination of the Acquisition Agreement unless prior thereto the Company has made a claim against the Purchaser and/or one or both of the Guarantors under this Guaranty and (iv) receipt in full by the Company of all amounts due by the Purchaser under Section 7.3(3) of the Acquisition Agreement.

This Guaranty shall be binding in all respects on the successors of the Guarantors and their permitted assigns and shall inure to the benefit of the Company and its permitted assigns. Neither of the Guarantors nor the Company may assign its respective rights or obligations hereunder without the prior written consent of the other parties hereto, which consent, in the case of the proposed assignment by a Guarantor, may be withheld by the Company in its sole discretion.

Nothing set forth in this Guaranty shall confer or give or shall be construed to confer or give to any person other than the Company (including any person acting in a representative capacity) any rights or remedies against any person including a Guarantor, except as expressly set forth herein.

The parties hereto agree that this Guaranty shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable thereto without giving effect to applicable principles of conflicts of law to the extent that the application of another jurisdiction would be required thereby.

Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Guaranty. The Guarantors hereby appoint Stikeman Elliott LLP (in the case of Kingdom) and McCarthy Tetrault LLP (in the case of Cascade) as their agents for service of process or other purposes in connection with any action or proceeding arising out of this Guaranty.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Each Guarantor hereby represents and warrants, as to itself and not as to the Other Guarantor, that:

(a)

the execution, delivery and performance by such Guarantor of this Guaranty have been duly authorized by all necessary action and do not contravene any provision of the charter, partnership agreement, operating agreement or similar organizational documents of such Guarantor or any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b)

such Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for such Guarantor to fulfill its obligations under this Guaranty shall be available to such Guarantor for so long as this Guaranty shall remain in effect;

(c)	this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms; and
(d)

all consents, approvals, authorizations, permits of, filings with and notifications to any governmental authority necessary for the due execution, delivery and performance of this Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guaranty.

The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by the Company.

No amendment or waiver of any provision of this Guaranty shall be effective unless the same shall be in writing and signed by each Guarantor and the Company. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

This Guaranty contains the entire agreement of the Guarantors with respect to the matters set forth herein.

[Signature page follows]

This Guaranty may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.

Guarantors:

KINGDOM HOTELS INTERNATIONAL, a Cayman Islands company By: /s/ Charles S. Henry Its: Authorized Signatory		CASCADE INVESTMENT, L.L.C., a Washington limited liability company By: /s/ Michael Larson Its: Business Manager

ACCEPTED AND AGREED as of February 9, 2007

Four Seasons Hotels Inc. By: /s/ Kathleen Taylor Its: President & C.O.O.	By: /s/ Randolph Weisz Its: Executive Vice President, General Counsel & Secretary